Exhibit 99.1

Coldwater Creek Announces 50 Percent Stock Dividend

SANDPOINT, Idaho, August 4, 2003 – Coldwater Creek Inc. (Nasdaq: CWTR) announced today that its Board of Directors has declared a 50 percent stock dividend on its common stock, having the effect of a three-for-two stock split.

Stockholders of record on August 18, 2003, will be entitled to one additional share of common stock for every two shares of the Company’s common stock held on that date. Cash paid in lieu of fractional shares will be based on the closing price of the Company’s common stock on the record date, as adjusted for the stock dividend.

The payment date for the stock dividend will be September 8, 2003, at which time shares will be issued to stockholders by the Company’s transfer agent, Mellon Investor Services.

The Company had approximately 16.1 million shares of its common stock outstanding as of August 4, 2003. As a result of the stock dividend, the Company will have approximately 24.1 million shares of common stock outstanding.